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                                   EXHIBIT 5.2

                                   May 2, 2001

Internal Revenue Service
District Director
2 Cupania Circle
Monterey Park, CA 91755

Date: January 7, 1997                 Employer Identification Number: 99-0042880
                                      File Folder Number: 990000404

Hawaiian Airlines Incorporated        Person to Contact: Daniel Arredondo
c/o Shawn B. Thompson, Esq.           Contact Telephone Number: (213) 725-0164
Thompson & Chan                       Plan Name:        Hawaiian Airlines, Inc.
P.O. Box 4699                                           Pilots' 401(k) Plan
Honolulu, HI 96812-4699               Plan Number 007

Dear Applicant:

         We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

         Continued qualification of the plan under its present form will depend on its effect in operation. (See section 1.401-1(b)(3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

         The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

         This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

         This determination expresses an opinion on whether the amendment(s), in and of itself, affects the continued qualified status of the plan under Code
Section 401 and the exempt status of the related trust under section 501(a). It is not an opinion on the qualification of the plan as a whole and the exempt status of the related trust as a whole.

         This determination letter is applicable for the amendment(s) adopted on 0533396/093096.

         This determination letter is applicable for the plan adopted on 090190.

         This letter ma not be relied upon with respect to whether the plan satisfies the qualification requirements as amended by the Uruguay Round Agreements Act, Pub. L. 103-465.

         The information on the enclosed addendum is an integral part of this determination. Please be sure to read and keep it with this letter.

         We have sent a copy of this letter to your representative

                                                   Letter 835 (DO/CG)

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                                      -2-

         HAWAIIAN AIRLINES INCORPORATED



         as indicated in the power of attorney.

         If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.



                                                            Sincerely,

                                                            /s/ Steven A. Jensen

                                                            Steven A. Jensen
                                                            District Director

         Enclosure(s)
         Publication 794
         Addendum



                                                   Letter 835 (DO/CG)

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                                      -3-

         HAWAIIAN AIRLINES INCORPORATED


         This addendum also satisfies the requirements of Code section 401 (k).